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Exhibit 14.1

ALLIED MOTION TECHNOLOGIES, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, PRESIDENT
AND SENIOR FINANCIAL OFFICERS

        The Board of Directors of Allied Motion Technologies, Inc. has developed and adopted this Code of Ethics which requires its Chief Executive Officer (CEO), President and all senior financial officers including the Company's general managers and controllers to make full, fair, accurate, timely, and understandable public disclosures; to conduct themselves honestly and ethically; to avoid material conflicts of interest between personal and professional relationships; and to comply with applicable governmental rules and regulations. In addition:

        1.     The CEO, President and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of the CEO, President and each senior financial officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made or required to be made by the Company to the Securities and Exchange Commission and other regulators and in other public communications made by the Company.

        2.     The CEO, President and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

        3.     The CEO, President and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any material violation of the Company's Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

        4.     The CEO, President and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

        5.     The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of material violations of this Code of Ethics by the CEO, President and senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics and shall include written notices to the individual involved that the Board has determined that there has been a material violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, PRESIDENT AND SENIOR FINANCIAL OFFICERS